Exhibit 8.1

June 18, 2015

CrossAmerica Partners LP
c/o CrossAmerica GP LLC
645 W. Hamilton St., Suite 500
Allentown, Pennsylvania 18101
Ladies and Gentlemen:
We have acted as counsel to CrossAmerica Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 5,290,000 common units (including units that may be issued upon the exercise of Underwriters’ option to purchase additional units) representing limited partner interests in the Partnership (the “Common Units”) pursuant to that certain Underwriting Agreement dated June 16, 2015 by and among the Partnership, on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein, on the other. Reference is made to (i) the registration statement on Form S-3 (Registration No. 333-192035) (as amended, the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated December 4, 2013 (the “Base Prospectus”); and (iii) the prospectus supplement to said prospectus dated June 16, 2015 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). In connection with this opinion, we prepared the discussion (the “Discussion”) set forth under the caption “Material United States Federal Income Tax Consequences” in the Prospectus Supplement.
We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein.
In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of (i) the Partnership’s and its general partner’s statements, covenants, and representations contained in the Prospectus, (ii) certain other filings made by the Partnership with the Commission; (iii) a representation letter provided to us by the Partnership and certain of its affiliates in support of this opinion, and (iv) other information provided to us by the representatives of the Partnership.
We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Paul Hastings LLP with respect to the matters set forth therein as of the effective date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.
This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Prospectus, and the representation letter, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including purchasers of Common Units in this offering.
We hereby consent to the filing of this opinion as Exhibit 8.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm and this opinion in the Discussion and under the caption “Legal Matters” and “Material United States Federal Income Tax Consequences” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Sincerely,
/s/ Paul Hastings LLP